Project Talent Discussion Materials Prepared for the Special Committee of the Board of Directors of Diversey Holdings, Ltd. February 15, 2023 Preliminary Draft Subject to Review and Significant Revision Exhibit (c)(ix)

Preliminary Draft Subject to Review and Significant Revision

Diamond Institutional Shareholder Summary

Top 20 Institutional Shareholders and Hedge Funds of Note

Rank	Investor	Style	Share Price: Estimated Cost Basis[2]	2/15/23 $6.22: Prem. / (Disc.) to Basis	Position (% Outstanding)[1]: Δ	Current[3]	9/30/22
1	MFS Invst. Mgmt.	Core Growth	$12.21	(49.1) %	↗	3.0 %	3.0 %
2	Frontier Capital Mgmt.	GARP	6.65	(6.4)	↗	1.8	1.4
3	JP Morgan Asset Mgmt.	GARP	14.14	(56.0)	↗	1.7	1.7
4	BlackRock Institutional Trust	Index	12.13	(48.7)	↗	1.4	1.4
5	BlackRock Financial Mgmt.	Core Growth	14.24	(56.3)	↘	1.3	1.7
6	Hawk Ridge Capital Mgmt.	Hedge Fund	7.34	(15.3)	↗	1.3	1.1
7	Allspring Global Investments	Core Value	14.35	(56.7)	↘	0.8	0.8
8	UBS Asset Mgmt.	Core Value	7.74	(19.6)	↘	0.7	0.8
9	Philosophy Capital Mgmt.	Hedge Fund	5.18	20.1	↗	0.7	0.1
10	RobecoSAM AG	Specialty	13.10	(52.5)	↘	0.7	0.8
11	Hargreaves Lansdown Fund Managers	GARP	12.96	(52.0)	●	0.7	0.7
12	Ensign Peak Advisors	Specialty	9.39	(33.8)	↘	0.6	0.8
13	Hill City Capital	Hedge Fund	6.25	(0.6)	↗	0.6	0.5
14	The Vanguard Group	Index	10.78	(42.3)	↗	0.5	0.5
15	American Century Invst. Mgmt.	Core Growth	12.26	(49.3)	↘	0.5	0.7
16	Geode Capital Mgmt.	Index	12.16	(48.8)	↗	0.5	0.5
17	BlackRock Invst. Mgmt. (UK)	Core Growth	14.40	(56.8)	↘	0.5	0.6
18	Vaughan Nelson Invst. Mgmt.	Core Growth	12.22	(49.1)	●	0.4	0.4
19	State Street Global Advisors	Index	12.60	(50.6)	↗	0.4	0.4
20	Ariel Investments	Core Value	6.90	(9.9)	↗	0.3	0.2
	Top 20 Total		**$10.85**	**(42.7) %**		**18.4 %**	**18.1 %**
	Median for Holders with Cost Basis >$10		*$12.60*	*(50.6)*			
	Median for Holders with Cost Basis <$10		*$6.90*	*(9.9)*			
22	D. E. Shaw & Co.	Hedge Fund	6.93	(10.2)	↗	0.2 %	0.1 %

Top 250 Institutional Holders Summary



Other 8%
Core Growth 29%
Core Value 9%
Index 16%
Broker-Dealer 1%
Hedge Fund 17%
GARP 20%

Investor Type[4]

Total Insider: ~76%



Other Insiders 3%
Institutional 23%
Baryte 73%
Retail 1%

Source: Refinitiv Eikon (formerly Thomson Reuters), FactSet, Company filings
Note: Blue shading represents funds that have been activists in the past. Position change based on shares owned, not percent outstanding
1. % Outstanding calculated based on fully diluted shares outstanding of 329.1m per latest Pearl sources and uses document (as of 2/14/23). Delta in ownership is driven by a change in the shareholder's position
2. Estimated cost basis is a per share item calculated as the summed product of the volume-weighted average price over the periods when shares were purchased and the increase in shares over these periods divided by the total number of shares purchased during the most recent period of continuous ownership since 03/31/21
3. Data based on 12/31/22 13F filings and any subsequent 13Ds and 13Gs
4. Retail percent ownership based on disclosed broker non-votes from the 2022 annual meeting

EVERCORE

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Preliminary Draft Subject to Review and Significant Revision These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Special Committee of the Board of Directors of Diversey Holdings, Ltd. (the “Company”) to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the Management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such Management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Special Committee of the Board of Directors of the Company. These materials were compiled on a confidential basis for use by the Special Committee of the Board of Directors of the Company in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein. Disclaimer 2